Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03
Citigroup Global Markets Holdings Inc. $10,341,000
Buffered Digital MSCI Europe Index-Linked Notes due July 26, 2018 All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity. The amount that you will be paid on your notes on the maturity date (July 26, 2018) is based on the performance of the MSCI Europe Index (the “underlier”) as measured from the trade date to and including the determination date (July 23, 2018). If the final underlier level on the determination date is greater than or equal to 90.00% of the initial underlier level of 127.61, you will receive the threshold settlement amount of $1,086.50 for each $1,000 stated principal amount of your notes, which represents a contingent fixed return at maturity of 8.65%. However, if the final underlier level declines from the initial underlier level by more than the 10.00% threshold amount, the return on your notes will be negative and you will lose approximately 1.1111% of the stated principal amount of your notes for every 1% by which the decline of the underlier exceeds the 10.00% threshold amount. You could lose your entire investment in the notes. In exchange for the potential to receive a contingent fixed return at maturity so long as the underlier does not decline by more than the 10.00% threshold amount, investors in the notes must be willing to forgo (i) any return in excess of the contingent fixed return at maturity of 8.65% (which results from the threshold settlement amount of $1,086.50 for each $1,000 stated principal amount of your notes), (ii) any dividends paid on the stocks included in the underlier and (iii) interest on the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the level of the underlier from the initial underlier level (set on the trade date) to the final underlier level on the determination date. On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

•	if the underlier return is greater than or equal to -10.00% (the final underlier level is greater than or equal to 90.00% of the initial underlier level), the threshold settlement amount; or

•	if the underlier return is below -10.00% (the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10.00% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes. The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00*	$12.40	$987.60
Total:	$10,341,000.00	$128,228.40	$10,212,771.60

(1) On the date of this pricing supplement, the estimated value of the notes is $983.20 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

* The issue price will be $987.60 for investors in certain fee-based advisory accounts, reflecting a foregone underwriting discount with respect to such notes. Please see “Supplemental plan of distribution” on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-05 dated October 14, 2016

•	Underlying Supplement No. 5 dated October 14, 2016

•	Prospectus Supplement and Prospectus each dated October 14, 2016

Citigroup Global Markets Inc.

Pricing Supplement No. 2017—USNCH0431 dated March 23, 2017

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes. In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

Buffered Digital MSCI Europe Index-Linked Notes due July 26, 2018

INVESTMENT THESIS

•     For investors who seek modified exposure to the performance of the underlier, with the opportunity to receive a contingent fixed return at maturity (which results from the threshold settlement amount) if the final underlier level is equal to or greater than 90.00% of the initial underlier level.

•     In exchange for the contingent fixed return feature, investors must be willing to forgo (i) participation in any appreciation of the underlier beyond the contingent fixed return, (ii) any dividends that may be paid on the stocks included in the underlier and (iii) interest on the notes. Investors must also be willing to lose some, and up to all, of their investment in the notes if the underlier depreciates by more than the threshold amount, with downside exposure to that depreciation on an accelerated basis to the extent the depreciation exceeds the threshold amount.

•     Investors must be willing to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and an investment that may have limited or no liquidity.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 stated principal amount note you then hold, you will receive (as a percentage of the stated principal amount):

•     If the final underlier level is equal to or above 90.00% of the initial underlier level: the threshold settlement amount of 108.65% of the stated principal amount

•     If the final underlier level is below 90.00% of the initial underlier level: 100.00% minus approximately 1.1111% for every 1.00% that the underlier has declined below 90.00% of the initial underlier level

If the final underlier level declines by more than 10.00% from the initial underlier level, the return on the notes will be negative and you could lose your entire investment in the notes.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlier:	The MSCI Europe Index (ticker symbol: “MXEU”)
Stated Principal Amount:	$10,341,000 in the aggregate; each note will have a stated principal amount equal to $1,000
Trade Date:	March 23, 2017
Settlement Date:	March 30, 2017. See “Supplemental plan of distribution” on page PS-4 in this pricing supplement for additional information.
Determination Date:	July 23, 2018. The determination date is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity Date:	July 26, 2018
Initial Underlier Level:	127.61
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Threshold Level:	90.00% of the initial underlier level (equal to a -10.00% underlier return)
Threshold Amount:	10.00%
Buffer Rate:	The quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%
Threshold Settlement Amount:	$1,086.50 per $1,000 stated principal amount note
CUSIP/ISIN:	17324CG83 / US17324CG834
HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Stated Principal Amount)
200.000%	108.650%
175.000%	108.650%
150.000%	108.650%
108.650%	108.650%
105.000%	108.650%
100.000%	108.650%
95.000%	108.650%
90.000%	108.650%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

RISKS

Please read the section titled “Summary Risk Factors” in this pricing supplement as well as the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlier. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlier that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes. The underlier is a multiple exchange index for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date—Certain Alternative Definitions for Multiple Exchange Indices” in the accompanying product supplement.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Underlier: the MSCI Europe Index (ticker symbol: “MXEU”), as maintained by MSCI Inc. (the “underlier sponsor”). The underlier is referred to as the “underlying index” and the underlier sponsor is referred to as the “underlying index publisher” in the accompanying product supplement.

Stated principal amount: each note will have a stated principal amount of $1,000; $10,341,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. Also, the stated threshold level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the stated principal amount. Additionally, the threshold settlement amount would represent a lower (or higher) percentage return relative to your initial investment than would be the case if you had purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-11 of this pricing supplement

Cash settlement amount (paid on the maturity date): on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

•	if the final underlier level is greater than or equal to the threshold level, the threshold settlement amount;

•	if the final underlier level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the threshold amount times (c) $1,000

Initial underlier level: 127.61

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Discontinuance or Material Modification of an Underlying Index” on page EA-25 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Determining the Closing Level” and “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-20 of the accompanying product supplement.

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage

Threshold settlement amount: $1,086.50 per $1,000 stated principal amount note

Threshold level: 90.00% of the initial underlier level

Threshold amount: 10.00%

Buffer rate: the quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%

Trade date: March 23, 2017. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): March 30, 2017. See “Supplemental plan of distribution” below for additional information.

Determination date: July 23, 2018. The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-20 of the accompanying product supplement.

Maturity date: July 26, 2018

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption before maturity

Business day: as described under “Description of the Securities — General” on page EA-19 in the accompanying product supplement.

Scheduled trading day: as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-22 of the accompanying product supplement.

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 1.24% of the stated principal amount. The issue price for notes purchased by certain fee-based advisory accounts is 98.76% of the stated principal amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this pricing supplement with respect to such notes is 0.00%). In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle three business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than three business days after the trade date, investors who wish to sell the notes at any time prior to the third business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlier and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA: as described under “Benefit Plan Investor Considerations” on pages EA-48 and EA-49 in the accompanying product supplement.

Calculation Agent: CGMI

CUSIP: 17324CG83

ISIN: US17324CG834

HYPOTHETICAL EXAMPLES

The table and chart below are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity.

The table and chart below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period. Investors in the notes will not receive any dividends on the stocks that constitute the underlier. The table and chart below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Underlier or the Stocks that Constitute the Underlier” below.

The information in the table and chart below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or chart below such as interest rates, the volatility of the underlier and our and Citigroup Inc.’s creditworthiness. Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement. It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table and chart also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Threshold settlement amount	$1,086.50 per $1,000 stated principal amount note
Threshold level	90.00% of the initial underlier level
Buffer rate	approximately 111.11%
Threshold amount	10.00%

Neither a market disruption event nor a non-scheduled trading day occurs on the originally scheduled determination date

No change in or affecting any of the stocks comprising the underlier or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

The actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 108.650% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 108.650% of the stated principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Stated Principal Amount)
200.000%	108.650%
175.000%	108.650%
150.000%	108.650%
108.650%	108.650%
105.000%	108.650%
100.000%	108.650%
95.000%	108.650%
90.000%	108.650%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose approximately 72.222% of your investment. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the threshold settlement amount (expressed as a percentage of the stated principal amount), or 108.650% of each $1,000 stated principal amount of your notes, as shown in the table above. As a result, you would not benefit from any increase in the final underlier level over 90.000% of the initial underlier level.

The table above demonstrates the diminishing benefit of the buffer feature of the notes the lower the final underlier level. For example, if the final underlier level were determined to be 75.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 83.333% of the stated principal amount of your notes, resulting in an effective buffer (i.e., the difference between the underlier return and your return on the notes) of approximately 8.333%. However, if the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 55.556% of the stated principal amount of your notes, resulting in an effective buffer of only approximately 5.556%. The lower the final underlier level, the lower the effective buffer provided by the notes will be.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the stated principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 90.000% (the section right of the 90.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the underlier that may not be achieved on the determination date. The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” on page PS-9 of this pricing supplement.

We cannot predict the actual final underlier level or what the value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the return on the notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the table and chart above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlier. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlier. If the underlier depreciates by more than the threshold amount, you will receive less than the stated principal amount of your notes at maturity. You should understand that any depreciation of the underlier beyond the threshold amount will result in a loss of more than 1% of the stated principal amount for each 1% by which the depreciation exceeds the threshold amount, which will progressively offset any protection that the threshold amount would offer. Accordingly, the lower the final underlier level, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On the Notes Is Limited

Your potential total return on the notes at maturity is limited to a contingent fixed return at maturity that results from the threshold settlement amount. If the underlier appreciates by more than the contingent fixed return offered by the notes, the notes will underperform an alternative investment providing 1-to-1 exposure to the appreciation of the underlier. When any dividends paid on the underlier are taken into account, the notes may underperform such an alternative investment even if the underlier appreciates by less than the contingent fixed return, because holders of the notes will not receive those dividends.

Investing in the Notes Is Not Equivalent to Investing in the Underlier or the Stocks that Constitute the Underlier

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlier. As of March 23, 2017, the average dividend yield of the stocks that constitute the underlier was approximately 3.35% per year. While it is impossible to know the future dividend yield of the stocks that constitute the underlier, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 4.47% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlier or in another investment linked to the underlier that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Payment at Maturity Depends on the Closing Level of the Underlier on a Single Day

Because your payment at maturity depends on the closing level of the underlier solely on the determination date, you are subject to the risk that the closing level of the underlier on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlier that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlier, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on a Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlier, dividend yields on the stocks that constitute the underlier and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlier and a number of other factors, including the price and volatility of the stocks that constitute the underlier, the dividend yields on the stocks that constitute the underlier, interest rates generally, currency exchange rates, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlier may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Fluctuations in Exchange Rates Will Affect the Level of the Underlier

In order to calculate the value of the underlier, the prices of the stocks that constitute the underlier are converted by the underlier sponsor into U.S. dollars. Because of this, the holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those foreign currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. If the U.S. dollar strengthens against the currencies in which those stocks trade or if the U.S. dollar weakens against the euro, the level of the underlier will be adversely affected for that reason alone and the payment at maturity on the notes may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

The Underlier Is Subject to Risks Associated With Investments in Securities Linked to the Value of Foreign Equity Securities

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Our Offering of the Notes Does Not Constitute a Recommendation of the Underlier

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlier is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlier or in instruments related to the underlier or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlier. These and other activities of our affiliates may affect the level of the underlier in a way that has a negative impact on your interests as a holder of the notes.

The Level of the Underlier May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the stocks that constitute the underlier and other financial instruments related to the underlier or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlier and other financial instruments related to the underlier or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities. These activities could affect the level of the underlier in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines. If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlier, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events or the discontinuance of the underlier, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Adjustments to the Underlier May Affect the Value of Your Notes

The underlier sponsor may add, delete or substitute the stocks that constitute the underlier or make other methodological changes that could affect the level of the underlier. The underlier sponsor may discontinue or suspend calculation or publication of the underlier at any time without regard to your interests as holders of the notes.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase your notes at a premium to the stated principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount. In addition, the impact of the threshold level and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the stated principal amount. For example, if you purchase your notes at a premium to the stated principal amount, the threshold settlement amount will represent a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount. Similarly, the threshold level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, the notes should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL TERMS OF THE NOTES

The section “Description of Debt Securities—Covenants—Limitations on Mergers and Sales of Assets” in the accompanying prospectus shall be amended to read in its entirety as follows:

The indenture provides that neither Citigroup Global Markets Holdings nor Citigroup will merge or consolidate with another entity or sell other than for cash or lease all or substantially all its assets to another entity, except, in the case of Citigroup, if such lease or sale is to one or more of its Subsidiaries, unless:

•	either (1) the Citi entity is the continuing entity, or (2) the successor entity, if other than the Citi entity, is a U.S. corporation, partnership or trust and expressly assumes by supplemental indenture the obligations of the Citi entity evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Sections 5.05 and 16.05).

Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

THE UNDERLIER

The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe. The MSCI Europe Index currently consists of the following 15 developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index covers approximately 85% of the free float-adjusted market capitalization across the European developed markets equity universe. The U.S. dollar price return version of the MSCI Europe Index is reported by Bloomberg L.P. under ticker symbol “MXEU.”

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The MSCI Indices” in the accompanying underlying supplement for important disclosures regarding the underlier, including certain risks that are associated with an investment linked to the underlier.  Additional information is available on the underlier sponsor’s website.  We are not incorporating by reference the website or any material it includes in this document.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the underlier for each day such level was available from January 2, 2012 to March 23, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the underlier on March 23, 2017 was 127.61.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to the underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The Notes Will Not Be Listed on a Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.